Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-73692 on Form S-8 for the Preformed Line Products Company Salaried Employees’ Profit Sharing Plan and in Registration Statement No. 333-73690 on Form S-8 for the Preformed Line Products Company 1999 Employee Stock Option Plan of our reports dated March 15, 2007, relating to the financial statements and financial statement schedule of Preformed Line Products Company (which report relating to the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of new accounting standards in 2006) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Preformed Line Products Company for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Cleveland, Ohio
March 15, 2007

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